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                                                                     Exhibit 8.1

                 [LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

                                                                    June 3, 1999
Danaher Corporation
1250 24th Street, N.W.
Washington, DC 20037

Ladies and Gentlemen:

   Reference is made to the Registration Statement of Danaher Corporation, a Delaware corporation ("Danaher"), on Form S-4 (the "Registration Statement") and the information statement/prospectus included therein, each as amended or supplemented through the date hereof, relating to the merger (the "Merger") of H\2\O Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Danaher, with and into Hach Company, a Delaware corporation.

   We have participated in the preparation of the discussion set forth in the section entitled "THE MERGER--Certain Federal Income Tax Consequences." In our opinion, such discussion, insofar as it relates to the federal income tax consequences of the Merger, is accurate in all material respects.

   We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          /s/ Wachtell, Lipton, Rosen & Katz